Exhibit 10.E3
                               EMPLOYMENT CONTRACT



DATED:            March 23, 1999

BETWEEN:          UNITED GROCERS, INC.,
                  an Oregon corporation, hereinafter referred to as "Company"

AND:              KEITH A. MILLER,
                  hereinafter referred to as "Employee"

                                    RECITALS

     A. The parties desire to provide for employment of Employee by Company, which for purposes of this Agreement, includes any subsidiary or affiliated corporation or entity that is at least fifty-one percent (51%) owned directly or indirectly by Company.

     B. Employee desires to be assured of a minimum compensation from Company for Employee's services over a defined term (unless terminated for cause).

C. Company desires to employ Employee in order to assure continuing management expertise for Company and to provide reasonable protection of Company's confidential business information which has and will be developed by Company.

1.      EMPLOYMENT

     1.1 Employment. Company hereby employs Employee as Vice President/Business Strategy upon the terms and conditions set forth in this Agreement. Employee accepts such employment upon the terms and conditions set forth in this Agreement.

     1.2 Term. The term of this Agreement shall commence upon March 22, 1999, and shall continue for a period of three (3) years from said date, subject to the termination provisions of paragraph 3.

     1.3 Extension. This Agreement shall be automatically extended for an additional year on each successive March 22, commencing with March 22, 2002, unless terminated by written notice by either party. The notice of termination shall be given no sooner than 240 days prior to the expiration of the original term or any subsequent extension and not less than 180 days prior to the expiration of the original term or any subsequent extension.

     1.4 Duties. Employee accepts employment with the Company on the terms and conditions set forth in this Agreement, and agrees to devote his full time and attention to the performance of his duties under this Agreement. Employee shall be the Vice President/Business Strategy of the Company and agrees to act in such capacity and perform services normally associated with such positions. Employee shall perform such specific duties and shall exercise such specific authority as may be assigned to Employee from time to time by the Chief Executive Officer. In performing such duties, Employee shall be subject to the direction and control of the Chief Executive Officer. Employee further agrees that in all aspects of such employment, Employee shall comply with the policies, standards and regulations of the Company from time to time established, and shall perform his duties faithfully, intelligently, to the best of his ability, and in the best interest of the Company. The Employee may serve

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as a member of the boards of directors for businesses or associations other than
United Grocers, Inc. or any of its subsidiaries, provided such activity does not materially interfere with the services required to be rendered to or on behalf of the Company.

2.      COMPENSATION.

     2.1 Base Compensation. In consideration of all services to be rendered by Employee to the Company, the Company shall pay to Employee base compensation of One Hundred Forty Thousand Dollars ($140,000) per year, payable at the same frequency as all employees are compensated (the "Base Compensation"). Adjustments may be mutually agreed upon from time to time, and such adjustments will be in writing and signed by both parties hereto and added as an amendment to this Agreement. If Employee's Base compensation is increased during the term of this Agreement, the increased amount shall be the Base Compensation for the remainder of the term and any extension. Base compensation shall not include any bonuses or incentive compensation payments, if any, which Company, in its sole discretion, may elect to pay to Employee at some future date.

     2.2 Withholding; Other Base Benefits. The Base Compensation and any other payment or benefit shall be subject to the customary withholding of income taxes and shall be subject to other employment taxes required with respect to compensation paid by a corporation to an employee. Base Compensation paid to Employee shall be in addition to any other contribution made by the Company for the benefit of Employee to any qualified or non-qualified pension or profit sharing plan, including, but not limited to, the Pension Plan of United Grocers, Inc., any supplemental pension or bonus plan for key employees, and the Company's portion, if any, of the 401(k) plan maintained by the Company for the benefit of its employees. Employee shall be entitled to participate in Company's medical and dental insurance plans and any other fringe benefits that are provided to Company's key employees on a regular basis.

     2.3 Expenses. Company shall pay or reimburse all of the reasonable and necessary expenses incurred by Employee in carrying out his duties under this Agreement, provided that Employee accounts promptly for such expenses to Company in the manner prescribed from time to time by Company.

     2.4 Disability. For purposes of this paragraph, the terms "disabled" and "permanently disabled" shall have the same meaning as those terms are used under the Company's long term disability insurance policies. During the first 90 days during which Employee is disabled or the term of such disability, whichever is less, Employee shall continue to be paid his Base Compensation less any amounts paid to Employee under the Company's disability insurance plans. After 90 days of disability, Employee shall be entitled to such benefits which Employee then qualifies for under Company's long term disability program which Company may provide for Company's key employees at the time of such disability. The parties acknowledge that the company's disability program for its key employees is currently being reviewed and agree that once such a plan is established the benefits provided under this paragraph will be modified to conform with such plan.

     2.5 Benefit Inclusions.

         2.5.1   Annual medical physical.

     2.6 Vacation. Employee shall be entitled to five weeks of paid vacation per year plus those holidays which are normally recognized by Company during the year.


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     2.7 Life Insurance. During the term hereof, Company shall acquire a
$140,000 life insurance policy on the life of Employee if Employee is insurable and such coverage can be acquired at a reasonable cost. Such insurance shall be payable to whatever beneficiaries Employee designates or in the absence of such a designation to Employee's estate. Company shall not be liable to Employee's estate or beneficiaries if Employee dies before Company acquires the foregoing insurance coverage.

3.      TERMINATION.

     3.1 Termination by Company (Without Cause). Employee's employment under this Agreement may be terminated without cause by the Chief Executive Officer by giving one hundred eighty (180) days' written notice to Employee. Upon the giving of such notice or at any time thereafter, the Company may elect to (i) continue to employ Employee for the balance of said 180-day notice period subject to the provisions of this Agreement or (ii) immediately terminate Employee provided that the Company pay to the Employee for the balance of said 180-day period his Base Compensation that he normally would have received for such 180-day period, as if Employee had remained as an employee of the Company. For purposes of this Agreement, the expiration of the term of this Agreement or any extension of such term, without renewal, shall be treated as a termination without cause and the foregoing 180-day period shall commence upon written notice of termination under Subparagraph 1.3. If the Employee should be terminated without cause ("cause" hereafter defined), the Company shall pay or provide to the Employee after such termination, the following:

         3.1.1 The Employee's Base Compensation, as described in subparagraph
2.1 above, which compensation shall be payable at the same frequency as all other employees are compensated over the longer of (i) the remaining term of this Agreement or 18 months whichever is less, (ii) the remaining term of any extension of this Agreement if this Agreement has been extended as provided in subparagraph 1.3, or (iii) the one year period after notice of termination. If Employee's employment is continued during all or part of the 180-day notice period as provided in paragraph 3.1, the compensation paid to Employee during such notice period shall be considered as part of the compensation payable under this subparagraph 3.1.1 and not in addition to compensation payable under subparagraph 3.1.1.

         3.1.2 For the period specified in Subparagraph 3.1.1, the medical and dental insurance, long term disability insurance and life insurance coverage described in subparagraphs 2.2, 2.4 and 2.7 to the extent such insurance coverage can be continued by Company or comparable insurance coverage can be obtained at a reasonable cost by Company. The coverages provided above may be procured directly by the Company apart from and outside of the terms of the plans themselves, provided that the Employee and the Employee's dependents comply with all of the conditions of the various plans. Employee agrees to cooperate with Company in acquiring such insurance coverage.

     3.2 Termination by Company (For Cause). Employee's employment under this Agreement may be immediately terminated by the Chief Executive Officer for cause. Termination "for cause" means that Employee shall be guilty of fraud, dishonesty, conduct involving moral turpitude connected with the employment of Employee, or a breach of the provisions of this Agreement, including specifically a failure to perform the duties described in subparagraph 1.4. If Employee is terminated for cause, Employee shall be entitled to those vested retirement benefits as of the date of termination that he qualified for under the terms of the Company's various retirement plans, both qualified and non-qualified; however, Employee shall only be entitled to Base Compensation or any other benefits described in this Agreement up to the date of termination.

     3.3 Termination by Employee. The Employee may terminate his employment for any reason and without cause by giving 60 days prior written notice to the Company. Upon receipt of such notice, the Company may elect to (i) continue to employ Employee for all or a portion of said 60-day period, subject to the provisions of this Agreement or (ii) immediately terminate Employee, provided that the Company pay to the Employee for said 60-day period his Base Compensation that he normally would have received for such 60-day period as if Employee had remained as an employee of the Company. If Employee terminates his employment, he shall be entitled to those vested retirement benefits as of the date of termination that he qualified for under the terms of the Company's various retirement plans, both qualified and non-qualified, and Employee shall be entitled to the medical and dental insurance, long term disability insurance, and life insurance coverage described in subparagraphs 2.2, 2.4 and 2.7 through the date of termination.

     3.4 Termination Due to Death or Disability. In the event of termination of employment due to death or disability of Employee, Base Compensation shall be prorated and paid through the date of such death or disability. In the event of death, Employee's beneficiary specified on Exhibit A shall be paid a death benefit equal to one month's salary (less any applicable withholding, FICA, Medicare or other taxes) within 30 days of the date of Employee's death or in the event Employee's estate is designated as a beneficiary within 30 days of the appointment of Employee's Personal Representative. The foregoing amount shall be in addition to any insurance payable to Employee's beneficiaries under paragraph
2.7. Employee or Employee's beneficiaries shall be entitled to those vested retirement benefits as of the date of such termination that employee qualified for under the Company's various retirement plans, both qualified and non-qualified. All other benefits provided under this Agreement shall terminate as of the date of such death or disability except as may be specifically provided otherwise in this Agreement or the agreements relating to such benefit plans.

4.      CONFIDENTIAL INFORMATION.

     4.1 Definition. For purposes of this paragraph 4, the term "Confidential
Information: means information, including but limited to financial, operational, customer, pricing, and marketing information, which is not generally known and which is proprietary to Company, including but not limited to (i) financial and trade secret information about Company or its subsidiaries or affiliates, and
(ii) information relating to the business of Company, its subsidiaries or affiliates including, without limitation, information about Company's and its subsidiaries' or affiliates' customers, trading skills, contacts and know-how and information about the trading, manufacturing and marketing activities of Company, its subsidiaries, or affiliates. All information which Employee has a reasonable basis to consider Confidential Information or which is treated by Company, its subsidiaries or affiliates as being Confidential Information shall be presumed to be Confidential Information, whether originated by Employee or by others, and without regard to the manner in which Employee obtains access to such information, except that it shall not include:

         4.1.1 information in the public domain;

         4.1.2 information that becomes part of the public domain through no fault of Employee;

         4.1.3 information in Employee's possession prior to his employment by Company; and

         4.1.4 information otherwise acquired lawfully from parties other than Company.

     4.2 Nondisclosure. Employee will not, either during the term of this Agreement including any extensions or for a period of two (2) years following expiration or termination of this Agreement, use or disclose any Confidential Information to any person not then employed by Company without the prior written authorization of Company's Board of Directors and will use reasonably prudent care to safeguard and protect and to prevent the unauthorized disclosure of all such Confidential Information.

5. NON-COMPETITION. If Employee's employment is terminated pursuant to subparagraphs 3.2 or 3.3, then Employee agrees that for a period of two (2) years following termination of this Agreement, he will not directly or indirectly, alone or as a partner, officer, director or employee, perform services for any firm or organization engaged in activities in competition with or similar to those activities which have been or are being conducted by Company, its subsidiaries, or affiliates in the states of Washington, Oregon, Idaho or California or in such other geographic areas in which Company is conducting its business as of the date of termination. If Employee's employment is terminated pursuant to subparagraphs 3.1 or 3.4, then this non-competition provision shall not apply to Employee after termination. In all events, the provisions of subparagraph 4.2 shall apply to Employee after his termination.

6. CORPORATE RESTRUCTURING. If Company is acquired by another company, sells substantially all of its assets, merges, or consolidates with another company in a transaction in which the Company's current shareholders own less than 51% of the successor company, or operates a substantial portion of its business through a joint venture or partnership with another company and Company owns less than 51% of such joint venture or partnership and if Employee's employment under this Agreement or a similar agreement is terminated by Company, or its successor or acquiror, without cause within three years of such acquisition, sale, merger, consolidation, partnership formation or joint venture formation, then Company agrees that Employee shall be entitled to receive the benefits under this paragraph 6. Employee acknowledges that in such a sale or acquisition, Employee's title may be changed and such a change in title will not be viewed as a termination of Employee's employment so long as his salary, duties and responsibilities are commensurate with his current duties and responsibilities. For purposes hereof, any substantial adverse change in Employee's duties and responsibilities, reduction in Employee's salary and benefits, or a requirement that Employee move to a location outside of the Portland Metropolitan area within such 3 year period without Employee's consent shall be deemed a termination of Employee's employment.

     6.1 If Employees' employment is terminated without cause as provided in this paragraph 6, then company, or its successor or acquiror, shall continue to pay to Employee an amount equal to his base compensation under this agreement including any subsequent increases approved in writing for a period of 18 months after the date of such termination.

     6.2 If Employee is not fully vested under the Company's Retirement Plans in which Employee is a participant at the time of termination, then Company and Employee shall enter into a separate Supplemental Executive Retirement Plan ("SERP") which shall provide that in the event of termination under this paragraph, Employee shall be paid at retirement a benefit equal to the benefit which would have been payable to Employee under the Company's Retirement Plans if Employee had been fully vested as of the date of termination. The amount payable under the terms of the SERP would be reduced by any amounts the Employee actually receives under the Company's Retirement Plans.

     6.3 If Employee's employment is terminated without case as provided in paragraph 6, then Company shall continue to pay the annual premiums on the life insurance policy on Employee's life referred to in paragraph 2.7 for a period of 18 months after termination. Company shall be entitled to take advantage of any waiver of premium or similar provision of such policy which may be available.

     6.4 If Employee's employment is terminated without cause as provided in paragraph 6, then Company shall continue to supply Employee and his spouse with medical and dental insurance coverage equivalent to the medical and dental coverage provided under the Company's medical and dental plans at the time of Employee's Termination for a period of 18 months after termination to the extent such coverage can be continued by Company or comparable insurance coverage can be obtained at a reasonable cost by Company. Employee agrees to cooperate with Company in acquiring such insurance coverage.

7. APPLICABLE LAW. This Agreement is entered into, under, and shall be governed for all purposes by the laws of the state of Oregon.

8. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge, form a joint venture or consolidate).

9. AMENDMENTS. No amendment or variation of the terms and conditions of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

10. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE. Employee represents and warrants to the Company that there is no employment contract or any other contractual obligation to which Employee is subject which prevents Employee from entering into this Agreement or from performing fully Employee's duties under this Agreement.

11. NO ASSIGNMENT. The Employee's right to receive payments or benefits under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by Will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, heirs, distributees, devisees, and legatees.

12. NO ADEQUATE REMEDY. The parties declare that it is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such person against who such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

13. NOTICES. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at an address to be designated by each of such parties. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

14. CONSTRUCTION. Where possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15. WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of anyother right or remedy granted hereby or by any related document or by law.

16. ARBITRATION. In the event Employee's employment is terminated under paragraph 3.2 for a failure to perform the duties described in paragraph 1.4, Employee may request that such determination be reviewed by an arbitrator. If the arbitrator determines that Employee did not fail to perform the duties described in paragraph 1.4, then Employee shall be deemed to have been terminated without cause under paragraph 3.1 and shall be entitled to the benefits under paragraph 3.1. Unless otherwise agreed, the arbitration shall be conducted in Portland, Oregon, in accordance with the then-current Commercial Rules of the American Arbitration Association. The arbitration shall be held before a single arbitrator. The arbitrator shall be chosen from a panel of attorneys knowledgeable in the field of business and employment law in accordance with the then-current Commercial Rules of the American Arbitration Association. The parties agree to permit discovery proceedings of the type provided by the Oregon Rules of Civil Procedure both in advance of, and during recesses of, the arbitration hearings. The parties agree that the arbitrator shall have no jurisdiction to consider evidence with respect to or render an award or judgment for punitive damages (or any other amount awarded for the purposes of imposing a penalty). The parties agree that all facts and other information relating to any arbitration arising under this Agreement shall be kept confidential to the fullest extent permitted by law. The sole decision for the arbitrator shall be whether Employee could be terminated with cause for failure to perform the duties described in paragraph 1.4. The decision of the arbitrator shall be binding and final and there shall be no right of appeal or reconsideration. The costs of the arbitrator shall be shared equally be Employee and Company.

17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties herein in reference to all matters herein agreed upon and supersedes any and all prior agreements.

EMPLOYEE:                                            COMPANY:

                                                     UNITED GROCERS, INC.



/s/ Keith A. Miller                                  By:      /s/ T.W. Olsen
--------------------------                            --------------------------
Keith A. Miller                                      Its:     President and CEO

                                    EXHIBIT A

         In the event of Employee's death, the death benefit of one month's salary described n paragraph 3.4 shall be paid to the following beneficiary:


                           Cindy C. Miller
                           Name

                           13234 SE Jordan Ct.
                           Clackamas, OR 97015
                           Address


DATED this 23 day of March, 1999.
          ----      -------



                           /s/ Keith A. Miller
                           -------------------
                           Keith A. Miller